Exhibit 10.54

COAL MINING LEASE AND SUBLEASE

THIS LEASE AND SUBLEASE (“Lease”) is entered into this 12th day of August, 2010, and is by and between COLT LLC, a West Virginia limited liability company (“COLT”), and WILLIAMSON ENERGY, LLC, a Delaware limited liability company (“Lessee”). COLT and Lessee is each sometimes referred to individually as a “Party” and sometimes referred to collectively as the “Parties”.

W I T N E S S E T H

1. GRANTING CLAUSE

COLT, as a contemporaneous exchange in consideration of the covenants of Lessee, as hereinafter expressed to be kept and performed, hereby grants to Lessee, to the extent of COLT’s interests, the right to mine and remove coal by underground mining methods, and Lessee agrees to mine by such stated methods only, the Economically Mineable and Merchantable Coal which can be mined by such methods from the No. 6 Seam of coal (“Coal”), as may exist in those certain lands of COLT described and set forth in the list of instruments labeled “EXHIBIT “A”” attached hereto and made a part hereof; as may exist in those certain lands of COLT described and set forth in the list of instruments labeled “EXHIBIT ‘B’” also attached hereto and made a part hereof; and as may exist in that part or portion of the leased premises in and under that certain Coal Lease from Charles Logan Libby to COLT dated October 25, 2006 (“Libby Lease”) situate or located in Williamson County, Illinois (being the E 1/2 of the NE 1/4 of the NE 1/4 and 2 2/3 acres of equal width on the east side of the N 1/2 of the SE 1/4 of the NE 1/4, all in Section 24 T8S-R4E, Williamson County, Illinois, and being hereafter referred to as “Libby Subleased Coal”), which Libby Lease is further set forth and described in the document labeled “EXHIBIT C” attached hereto and made a part hereto (and noting that while the Libby Lease covers lands in Williamson County, Illinois and Saline County, Illinois, only the lands in Williamson County, Illinois (the Libby Subleased Coal) are included and subleased herein); said lands hereinafter collectively referred to as the “Premises” and including, only to the extent of COLT’s interest as conveyed to COLT and COLT’s predecessors in title and ownership, the right to mine and remove all the Coal underlying the surface without being liable for any injury or damage to the owner of the superincumbent soil and to said soil or any thing therein or thereon from any and all causes whatsoever, or for surface subsidence caused by mining out the Coal or from not leaving pillars or artificial supports under said land. COLT further grants unto Lessee, subject to the Wheelage provisions of section 13 below, the right to make and use underground passages or entries through the Premises to and from other mines and lands adjacent thereto and the removal of coal and other property therefrom and with the right to the use of said passages and entries until the termination of this Lease as reasonably necessary by Lessee. In addition to all rights granted to Lessee herein, COLT hereby grants to Lessee, as part of the leasehold, all mining rights, easements, rights-of-way, surface and subsurface rights, options and other rights of any kind or nature, express or implied, which are appurtenant to COLT’s ownership of the Coal (collectively, “Appurtenant Rights”) so long as the same are exercised in connection with mining and removing Coal by underground mining methods. Where necessary or convenient, Lessee may exercise such Appurtenant Rights, and enforce them, in the name of COLT for the benefit of Lessee or COLT. COLT does hereby grant to Lessee a power of attorney to exercise and enforce such rights in COLT’s name; provided that Lessee shall indemnify and hold COLT harmless for any cost or liability related to such exercise or enforcement. In regard to the Libby Lease, COLT subleases to Lessee, pursuant to this Lease, the Libby Subleased Coal in and under the Libby Lease and all the rights, interests, estates and privileges of COLT in, to and under the Libby Lease as they relate or pertain to the Libby Subleased Coal; and Lessee accepts such sublease and agrees to abide by, perform, and/or accept, as appropriate, all of the terms, conditions, provisions, obligations and liabilities of the lessee therein as they relate or pertain to the Libby Subleased Coal as if Lessee had been named the original lessee therein for the Libby Subleased Coal.

2. COLT’S OWNERSHIP

2.1 It is hereby understood and irrevocably agreed that Lessee is responsible for acquiring, at its sole expense and efforts, any additional rights to the surface of the Premises as may be necessary for Lessee’s operations hereunder.

2.2 It is hereby understood, and Lessee irrevocably agrees, that COLT does not warrant either the title to the Premises and/or any part thereof or the condition, quality, quantity, economic mineability, merchantability, or the existence of any coal which may occur or exist on the Premises, and that Lessee has satisfied itself as to the sufficiency of COLT’s title to the Premises and as to the sufficiency, recoverability, and existence of any Coal which may exist on the Premises prior to entering into this Lease.

3. PRIOR AGREEMENTS

3.1 This Lease is made subject to all easements, rights-of-way, contracts, leases, agreements, or other rights of third parties now in existence which affect the Premises, whether or not of record (collectively “Prior Agreements”). With the proviso that coal must be treated as the dominant estate and that definitive mining projections and plans must be capable of being made at least ten years in advance of actual mining, Lessee agrees to cooperate with the parties to all Prior Agreements in order to maximize, to the extent economically practical, the recovery of mineral resources reserved by COLT under this Lease. To the extent permitted by Prior Agreements, COLT agrees to cooperate with Lessee to allow Lessee to maximize fully its operations on the Premises by restricting the operations of third parties in areas where Lessee plans to mine Coal. Lessee agrees to pay such reimbursement as may be required for the removal of existing oil and gas or coal seam gas wells, or wells hereinafter installed pursuant to rights granted by Prior Agreements. Lessee agrees to cause all wells which will be plugged in the normal course of operations under Prior Agreements to be plugged and certified as plugged, to MSHA and state standards for mining through wells. However, if COLT enters into any agreement or instrument with any third party after the effective date of this Lease (collectively “Future Agreements”), and the Future Agreements permit the drilling or operation of oil and gas or coal seam gas wells, then COLT agrees to pay such reimbursement as may be required for the removal of oil and gas or coal seam gas wells hereinafter installed pursuant to rights granted by Future Agreements.

3.2 Upon execution of this Lease and for the purpose of allowing COLT to coordinate its other activities and Prior Agreements on the Premises with Lessee’s activities, Lessee shall submit to COLT three (3) copies of a map or maps showing the areas of the Premises where Lessee intends to conduct coal mining, for the next ten (10) year period (“Mine Plan”). Thereafter on or before July 1 of each year, Lessee shall provide COLT with an updated Mine Plan for the following ten (10) years. Lessee may, at its discretion, submit the form of Mine Plan used in its normal planning activities provided that it includes the information otherwise required by section 18, unless such requirement is waived by COLT.

4. EFFECTIVE DATE AND TERM

4.1 This Lease shall become effective upon the date of the full execution hereof and shall continue in effect for a term of ten (10) years, unless sooner terminated, as otherwise provided herein (“Primary Term”).

4.2 Automatic Extension of the Primary Term or Lessee’s Option for an Extension

(a) This Lease automatically shall renew for an “Extended Term” of five (5) years (and any such Extended Term of five (5) years is hereafter referred to as an “Extended Term”), if at the end of the Primary Term of this Lease:

(i) Lessee has exercised reasonable efforts to mine on the Premises, but has not completed the mining of all the Economically Mineable and Merchantable Coal on the Premises; and

(ii) Lessee, is in material compliance with all the terms and conditions of this Lease; and

(iii) Lessee has mined and paid COLT the Actual Production Royalty on at least twenty million (20,000,000) tons of Coal from the Premises.

(b) Lessee may choose or elect to extend the term of this Lease beyond its Primary Term for an Extended Term, if (x) at the end of the Primary

Term the conditions in sections 4.2(a)(i) and (ii) are met; (y) Lessee gives COLT written notice of its desire for an extension at least ninety (90) days, but not more than 365 days, prior to the end of the Primary Term; and (z) having failed to mine and pay Actual Production Royalty on twenty million (20,000,000) tons of Coal, Lessee pays COLT, on or before the 10th anniversary of the date of this Lease, the estimated Actual Production Royalty based on the weighted average sales price per ton of Actual Production Royalty paid by Lessee during the previous three (3) years on the difference between said twenty million (20,000,000) tons of Coal and the number of tons actually mined by Lessee.

4.3 Further Automatic Extension(s) of Term or Lessee’s Option for Further Extension(s)

(a) This Lease automatically shall renew for an additional Extended Term if at the end of the Extended Term created pursuant to section 4.2, or any Extended Term created pursuant to this section 4.3 (within the specific limitation on Extended Terms as set forth in section 4.4):

(i) Lessee has exercised reasonable efforts to mine on the Premises, but has not completed the mining of all the Economically Mineable and Merchantable Coal on the Premises; and

(ii) Lessee is in material compliance with all of the terms and conditions of this Lease; and

(iii) During such Extended Term Lessee has mined and paid COLT the Actual Production Royalty on at least twenty million (20,000,000) tons of coal from the Premises.

(b) Lessee may choose or elect to extend the term of this Lease for an additional Extended Term, if (x) at the end of the Extended Term created pursuant to section 4.2, or any Extended Term created pursuant to this section 4.3 (within the specific limitation on Extended Terms as set forth in section 4.4) the conditions in sections 4.3(a)(i) and (ii) are met; (y) Lessee gives COLT written notice of its desire for an extension at least ninety (90) days, but not more than 365 days, prior to the end of said Extended Term; and (z) having failed to mine and pay Actual Production Royalty on twenty million (20,000,000) tons of Coal, Lessee pays COLT, on or before the 5th anniversary of the date of the Extended Term, the estimated Actual Production Royalty based on the weighted average sales price per ton of Actual Production Royalty paid by Lessee during the previous five (5) years on the difference between said twenty million (20,000,000) tons of Coal and the number of tons actually mined by Lessee.

4.4 Limitation on Options, No Perpetual Lease

Notwithstanding the provisions of sections 4.2 and 4.3, the maximum term of years, including the Primary Term, and all Extended Terms, of this Lease shall not exceed forty (40) years. The Parties expressly state that it is not their intent to create a perpetual lease or to convey a free-hold estate of any kind.

4.5 Waiver

COLT, at its sole option, may waive any tonnage prerequisite or condition for Lessee’s extension of the term of this Lease; provided, however, that waiver by COLT in one instance shall neither constitute a waiver with respect to nor require COLT to waive any future tonnage prerequisite.

5. ACTUAL PRODUCTION ROYALTY

5.1 The “Actual Production Royalty” which shall be paid to COLT by Lessee, when due and without demand by COLT, for each ton of two thousand (2,000) pounds of Coal mined from the Premises by Lessee, its agents, contractors or assigns, and sold to Bona Fide Purchasers or used and consumed by Lessee during the term hereof shall be the greater of three dollars and forty cents ($3.40) or eight and one-half percent (8 1/2%) of the Gross Sales Price of such Coal, all f.o.b. the mine site Loading Point (and net of any royalty paid by Lessee to any governmental lessor). The volumes used to calculate the Actual Production Royalty will be the actual tons paid for by Bona Fide Purchasers.

5.2 If Coal mined from the Premises is blended or commingled with coal mined elsewhere than from the Premises, then each month, Lessee shall determine the estimated quantity of Coal mined from the Premises by prorating the total actual tonnage mined from all sources among the properties from which coal was mined on the basis of volumetric measurements of the quantity of coal mined from each of the sources or properties. Such volumetric measurements shall be based on surveys performed by Lessee’s chief engineer or other person reasonably acceptable to COLT. The quantity of coal upon which Lessee pays Actual Production Royalty shall be determined by pro rating an “engineer’s measurement” of the area mined out during each month between Premises’ Coal and non-Premises’ coal and then applying that ratio to either the actual tons paid for by Bona Fide Purchasers that month under section 5.1 or consumed coal under section 5.3(b), as appropriate. Calculations of the coal tonnage removed shall be based on the localized average height of the coal seam mined and processed by Lessee, exclusive of rock and other refuse within and without the actual coal seam. Coal weight shall be calculated at 80.0 pounds per cubic foot on the volume derived from said measurements. Measurement of the thickness of coal shall be conducted not less than once per month by representatives of Lessee for the purpose of obtaining the average section or sections to be used in computing the net tonnage extracted during the preceding month. Such measurements shall be made at all places necessary to establish a fair average. COLT shall be permitted to join Lessee in conducting said measurements if COLT so desires. For any month in which Lessee determines the quantity of Coal mined and/or shipped from the Premises by prorating, Lessee shall include with its royalty payment a copy of the calculations whereby Lessee determined such prorating, together with any other supporting documentation reasonably requested by COLT.

5.3 (a) If Lessee uses or consumes Coal on the Premises, then Actual Production Royalty on such Coal shall be paid as provided in section 7.3. In such event the parties will meet and negotiate the open market mine mouth price for such Coal in good faith. If after sixty (60) days of negotiation, the parties cannot agree on the open market mine mouth price for the Coal, then the matter shall be resolved by the Dispute Resolution Provisions of section 34 F.; provided, however, that instead of a mining engineer being the arbitrator, the arbitrator will be a coal buyer having more than 20 years experience in buying, selling or brokering coal.

(b) If Lessee uses or consumes Coal on the Premises, then it shall maintain accurate belt scales or an accurate batch weighing system.

The weights from this system shall govern the calculation of tonnage for such Coal. COLT shall have the right to inspect, review and test said scales or weighing system and be present at any calibration of the scales or weighing system and to receive copies of any documentation about calibration. It is understood that any errors in these respects, when ascertained, shall be promptly recognized and corrected by Lessee. Lessee’s belt scales or weighing system shall be calibrated not less than once every six months during the Primary Term or any Extended Term of this Lease. Should COLT desire more frequent calibration, COLT shall have the right, at COLT’s expense, to have the scales or weighing system calibrated up to twice a year, at anytime.

(c) Lessee does not use or consume Coal within the meaning of this Lease by suffering plant loss or a mine fire or other similar involuntary consumption of Coal.

(d) The Parties understand and agree that the rail weights and barge draft calculations that may end up governing payment under section 5.1 and the weights that may end up governing payment under section 5.3(b) could be substantially different from engineering calculations of the volume of Coal mined under section 5.2. That is why the volume calculations under section 5.2 are designed to produce only a ratio.

6. GOB GAS AND HORIZONTAL BOREHOLE GAS

6.1 Lessee shall have the right to vent or flare Gob Gas and Horizontal Borehole Gas produced from the Premises for the purpose of ventilating its mine for safety reasons only, and no royalty shall be due COLT for such vented or flared Gob Gas or Horizontal Borehole Gas. However, Lessee shall have no right to produce, sell or use Gob Gas and/or Horizontal Borehole Gas hereunder, and COLT excepts and reserves from this Lease all Gob Gas and Horizontal Borehole Gas (except that which Lessee vents or flares from the Premises for the purpose of ventilating its mine for safety reasons only) and all other gas, oil and other minerals in, on, under or about the Premises and the rights to sell, lease or otherwise deal with the same.

6.2 For the purposes of this Lease, the term “Gob Gas” shall mean that gas which is liberated and accumulates within the highly broken and fractured collapse zones resulting from the Second Mining of coal seams. The term “Second Mining” includes all forms of underground mining, including technologies not yet developed which may come to be known in the future, which result in the collapse and fracturing of the strata overlying the coal beds, and includes but is not limited to full or partial pillar mining, short and long wall mining.

6.3 For the purposes of this Lease, the term “Horizontal Borehole Gas” shall mean coal seam gas produced by horizontal drilling methods from underground mine openings.

7. GROSS SALES PRICE OF COAL

7.1 For the purposes of reporting Coal tonnages mined and sold and for the calculation and payment of any royalty (Actual Production, Minimum, or otherwise) due COLT for Coal mined and sold under this Lease, the term “Gross Sales Price”, as used herein, shall mean the final and actual sales price at which any and all Coal mined under or pursuant to this Lease is sold in an arms’-length transaction to a Bona Fide Purchaser, f.o.b. the Loading Point, after final preparation and loading, plus any premium payment or minus any penalty received by Lessee from the purchaser and/or final consumer of the Coal.

7.2 No deductions from said Gross Sales Price shall be made by Lessee, or recognized by COLT, for any and all on-site or pre-Loading Point transportation charges, loading charges, handling charges, washing costs or charges, blending or preparation charges or fees of any kind whatsoever, brokerage charges or fees, sales commissions, coal analysis charges or fees, sales tax, severance tax , license tax, privilege tax, occupational tax, advertising, credit losses or any other charges or fees of any description whatsoever. Except, however, in the case of Coal mined from the Premises hereunder and sold to Bona Fide Purchasers f.o.b. some point other than the mine or preparation plant, the Gross Sales Price of such Coal may be reduced by deducting from the final and actual Gross Sales Price at which such Coal is sold to Bona Fide Purchasers, all reasonable costs paid to third party(ies) for transportation, loading and handling beyond the mine or preparation plant, as the case may be. Any deviation from the use of the Gross Sales Price, as defined and as used herein, for the reporting and calculation of any royalty (Actual Production,

Minimum, or otherwise) due COLT for Coal mined and sold from the Premises under or pursuant to this Lease shall not be recognized or allowed unless said deductions are first approved in writing by COLT, which approval may be withheld without cause.

7.3 For any Coal mined from the Premises under this Lease and used or consumed, for any reason or purpose whatsoever, by Lessee, its principals, employees, agents, associates, Affiliates, contractors or assigns, without sales by Lessee, the Gross Sales Price used for calculation of any and all royalty (Actual Production, Minimum, or otherwise) due and payable to COLT for such Coal shall be the prevailing open market price of coal of comparable and similar quality and quantity recently sold by Lessee and others to Bona Fide Purchasers in arms’-length transactions, adjusted to be the equivalent of f.o.b. the Loading Point.

8. LOADING POINT

The term “Loading Point”, as used herein, shall mean the point at which Coal mined from the Premises by Lessee, its principals, employees, agents, associates, Affiliates, contractors or assigns under this Lease leaves the possession and control of Lessee, its principals, employees, agents, associates, Affiliates contractors or assigns, to be shipped to market or the final consumer of the Coal, as the case may be, whether from the mine or preparation plant as the case may be. Any deviation from the use of the Loading Point, as defined and as used herein, for the reporting and calculation of any royalty (Actual Production, Minimum, or otherwise) due COLT for Coal mined and sold from the Premises under or pursuant to this Lease shall not be recognized or allowed unless said use is first approved in writing by COLT, which approval may be withheld without cause.

9. BONA FIDE PURCHASER, AFFILIATE

9.1 The term “Bona Fide Purchaser”, as used herein, shall mean a third-party independent purchaser, not an Affiliate of Lessee, who pays valuable consideration in good faith in an arms’-length transaction without intending to take or inadvertently taking unfair advantage of COLT or Lessee. The term “Affiliate” shall include any person, company, or entity, together with their principals, employees, , contractors, agents and/or assigns, who own or control twenty-five percent (25%) or more of the ownership interest of one another, and shall include the parent or subsidiary of Lessee, or the subsidiary of Lessee’s parent, whether or not wholly owned.

9.2 For the purposes of reporting the sales and Gross Sales Prices of Coal produced under or pursuant to this Lease, and for the purposes of calculating and paying any and all royalties (Actual Production, Minimum, or otherwise) due COLT for Coal sold under or pursuant to this Lease, it is specifically understood and irrevocably agreed by Lessee that this Lease DOES NOT RECOGNIZE and DOES NOT ALLOW sales of Coal from the Premises under or pursuant to this Lease, or sales of coal transported onto, over, under, across, or through the Premises by Lessee, its principals, employees, agents, associates, Affiliates, contractors or assigns, to any person, company, corporation, or any other entity which does not specifically comply with the definitions of Gross Sales Price, Loading Point, and Bona Fide Purchaser as defined and as used in this Lease. It is hereby further specifically understood and irrevocably agreed by Lessee that it is the specific intent of this Lease that all sales of Coal mined by Lessee, its principals, employees, agents, associates, Affiliates, contractors or assigns, from the Premises under or pursuant to this Lease shall be made and reported to COLT, at the final and actual Gross Sales Price of the Coal sold on the open market to a non-related and unaffiliated third party Bona Fide Purchaser and/or final consumer of the Coal in an arms’-length transaction, and further that the royalty due and payable to COLT under this Lease shall be based upon the final and actual Gross Sales Price of coal sold on the open market to a non-related and unaffiliated Bona Fide Purchaser and/or final consumer in an arms’-length transaction without intending to take or inadvertently taking unfair advantage of COLT or Lessee.

9.3 In the event of a sale other than to a Bona Fide Purchaser, then in addition to the other remedies available for default hereunder, Lessee shall pay to COLT the additional royalties which would have been due to COLT had such sale been to a Bona Fide Purchaser. Any deviation whatsoever by the Lessee, its principals, employees, agents, Affiliates, contractors, associates, or assigns, in sales of coal that do not comply with the definition of a “Bona Fide Purchaser” as described above, and as used herein, must first be approved in writing by COLT.

10. BLENDED COAL

If Coal mined from the Premises by Lessee under this Lease by Lessee, its principals, employees, agents, associates, Affiliates, contractors or assigns, shall be mixed, blended or commingled, in any proportion whatsoever, with coal mined elsewhere than from the Premises prior to the Loading Point, as defined herein, the Gross Sales Price used for calculation of royalty (Actual Production, Minimum, or otherwise) payable to COLT for its proportionate share of any and all such mixed, blended, or commingled coal shall be that Gross Sales Price of the final mixed, blended, or commingled coal product sold to Bona Fide Purchasers, f.o.b. the Loading Point, in arms’-length transactions, regardless of any respective difference(s) in or between the quality and/or quantity of the Coal mined from the Premises and the quality and/or quantity of the coal with which Coal mined from the Premises is mixed, blended, or commingled.

11. MINIMUM ROYALTY

The Minimum Royalty for this Lease, which shall be paid to COLT by Lessee during the Primary Term and any Extended Term of this Lease, when due and without demand by COLT, shall be as follows:

For the remainder of calendar year 2010	=	$175,000.00
For calendar year 2011	=	$500,000.00
For calendar year 2012	=	$500,000.00
For calendar year 2013 and for each calendar year thereafter	=	$2,000,000.00

Such Minimum Royalty payments shall be made by Lessee to COLT as follows:

The Minimum Royalty due for the remainder of calendar year 2010 shall be paid within fifteen (15) days following the effective date of this Lease.

The Minimum Royalty for each calendar year after 2010 shall be paid by no later than the last day of December of the preceding calendar year (i.e. by December 31, 2010 for calendar year 2011; by December 31, 2011 for calendar year 2012; etc.)

Minimum Royalty paid by Lessee during the Primary Term or any Extended Term of this Lease shall be recoverable only against Actual Production Royalty during the period of five (5) years following the date on which such Minimum Royalty payment was made. For emphasis, any and all Minimum Royalty paid by Lessee to COLT during the Primary Term or any Extended Term of this Lease and not recouped against Actual Production Royalty during the period of five (5) years following the date on which such Minimum Royalty payment was made, for any reason whatsoever, shall be forfeited and retained by COLT.

12. CESSATION AND RECOVERY OF MINIMUM ROYALTY

Except as otherwise provided herein, if at any time during the Primary Term or any Extended Term of this Lease, Lessee shall have paid COLT an amount of Minimum Royalty which is then equal to the number of tons of mineable Coal remaining to be mined on the Premises multiplied by the average Actual Production Royalty rate paid per ton by Lessee during the then most recent twelve (12) months of this Lease, Lessee may, upon written notification to COLT and only after receipt by COLT of said written notification, for a period of time cease payment of further Minimum Royalty and apply any and all future Actual Production Royalty due COLT against any unrecovered Minimum Royalty until such time as said amount of unrecovered Minimum Royalty has been reduced to zero (0), so long as said period of time does not exceed twelve (12) months from the date of Lessee’s written notification to COLT of the existence of said condition. In the above described instance, Lessee’s payment of Minimum Royalty required hereunder shall resume when the amount of all unrecovered Minimum Royalty has been reduced to zero (0). In the event this Lease is terminated, for any reason whatsoever, and the Lessee has not recovered all of the outstanding Minimum Royalty paid by Lessee hereunder against Actual Production Royalty, as set out above, said unrecovered Minimum Royalty shall be irrevocably forfeited by Lessee.

13. WHEELAGE ROYALTY

If Lessee should bring coal, coal products, or coal by-products through the Premises for sale to third parties, which coal has been mined, obtained or purchased elsewhere than from the Premises, Lessee shall pay to COLT a Wheelage royalty of the greater of (i) one percent (1%) of the Gross Sales Price or (ii) twenty-five cents ($0.25) per ton for each ton of Two Thousand Pounds of such coal (“Foreign Coal”) which is:

1. Transported into, through or under the subsurface of the Premises by way of underground entries, tunnels, passages and/or haulage ways in mines.

2. Stored or stockpiled in the subsurface of the Premises or loaded for sale to third parties from the Premises.

Foreign Coal shall include any and all coal and/or coal products and by-products mined, recovered, obtained or purchased by Lessee, its contractors, and Affiliates, from any location off the Premises, except for other lands of COLT leased by Lessee. Lessee shall report all tonnages of Foreign Coal as separate items on the monthly report of production and royalty described in section 14 below. The provisions of this section shall apply in every case except for Foreign Coal of significantly different quality and characteristics brought by Lessee or others onto the Premises for the specific purpose of blending with Coal mined by Lessee from the Premises in order to enhance the characteristics or increase the value of COLT’s Coal in the final blended product. Any exception(s) to the provisions of this section shall not be recognized or allowed unless said exception(s) are first approved in writing by COLT, which approval may be withheld without cause.

14. ROYALTY PAYMENTS AND REPORTS

Payments for Coal mined and sold hereunder shall be made on a timely basis, when due and without demand by COLT, on or before the twentieth (20th) day of each month (“Payment Deadline”) for all Coal mined or produced from the Premises, shipped and sold, or used, together with all Foreign Coal transported and sold by Lessee or its Affiliates, or assigns during the preceding month as to Coal, as evidenced by a report or reports furnished by Lessee to COLT tendered contemporaneously with payment. Payments shall be made by check or wire transfer. If by check, payment shall be made to the following address:

430 Harper Park Drive

Beckley, WV 25801

If by wire transfer, payment shall be to the following address:

Bank:	Huntington Bank
ABA:	044000024
Credit To:	Colt LLC
Account #:	01221137324

Copies of the reports required in this section 14 and evidence of the wire transfer or check shall be forwarded by mail or fax to:

Colt LLC

3801 PGA Blvd., Suite 903

Palm Beach Gardens, FL 33410

The addresses for payment by check or wire transfer and/or for submitting reports may be amended from time to time by COLT upon notice to Lessee.

Not later than the Payment Deadline, Lessee shall report to COLT showing the actual amount for each and every mining method of Coal mined, processed, stockpiled, loaded, shipped, and sold from the Premises by Lessee and/or its Affiliates or contractors during the preceding month and shall also include individual sales of Coal by Lessee, the customers to which Coal was sold, the Gross Sales Prices of Coal for each sale, itemization of allowable deductions for each sale, calculations of Actual Production Royalty due COLT for each sale and for the preceding month, and the location, by Quarter-Quarter Section, Township, and Range, of the lands of COLT from which such Coal was mined. Such report or reports shall be made either on a form or forms of COLT supplied to Lessee or on a form or forms of Lessee that are approved by COLT. Each report shall be certified to be true, accurate, and correct by Lessee and shall be to the satisfaction of COLT. In any event, all of the aforementioned items shall be made available to COLT by Lessee, at all times upon COLT’s request, for any month during the term of this Lease. Such reports shall, at COLT’s request, be accompanied by copies of invoices, purchase orders, sales receipts, bills of lading, truck weight tickets, railroad weight tickets, barge weight tickets, statements of transportation, washing and handling charges, and other forms of verification as may be deemed necessary by COLT.

15. BEST PRACTICE IN MINING

For the purpose of maximizing Actual Production Royalties due COLT hereunder and conserving natural resources, Lessee shall conduct its coal mining operations on the Premises in accordance with the Best Mining Practice of a prudent operator, so there will be no needless or avoidable loss or waste of Coal. The term “Best Mining Practice”, as used herein, shall mean those modern mining methods and practices employed by a prudent mining operator using modern mining equipment and techniques in the conduct of diligent and aggressive mining operations in an attempt to recover the maximum amount of Coal which can be economically mined on the Premises (“Economically Mineable and Merchantable Coal”). The term “Economically Mineable and Merchantable Coal”, as used herein, is defined as that Coal which can be economically mined by a prudent lessee using modern mining methods, practices, techniques, and equipment in accordance with generally accepted industry standards and mining limits used by prudent operators mining similar quantities of similar quality coals under similar geologic and technical conditions. If Lessee should fail to mine all Economically Mineable and Merchantable Coal on the Premises with the Best Mining Practice and fail to mine all which could be economically mined prior to the expiration or termination of this Lease and, by Lessee’s actions or omissions, Lessee makes the subsequent recovery of such unmined Coal impossible or uneconomical, upon notice from COLT, Lessee shall promptly pay COLT for all such unmined Coal at the average Actual Production Royalty rate paid for Coal mined hereunder, which royalty amount for such unmined Coal shall be determined by mutual negotiations concluded not later than sixty (60) days following such notice from COLT, or, such negotiations failing, the matter shall be resolved by the Dispute Resolution Provisions of section 34 F. In the event that the Dispute Resolution Provisions are invoked and the arbitrator determines that Coal was not mined that should have been mined, then the Actual Production

Royalty paid for such Coal shall be the based on a three year period with the year that the Coal should have been mined being the middle year in the calculation. Lessee shall not, however, be held liable for rendering any Coal unmineable or uneconomically recoverable when such act occurs pursuant to mining projections or plans that were submitted and reviewed pursuant to section 17 or was caused by the normal reclamation of the Premises mined hereunder by a prudent operator using the Best Mining Practice or was unmined or rendered unmineable as required by state and/or federal law.

16. COMMENCEMENT OF OPERATIONS

It is understood and agreed by and between the Parties that a part of the consideration for COLT entering into this Lease is Lessee’s commitment to promptly commence and actively pursue an aggressive coal mining operation in order to maximize the benefits of current coal market conditions. Without in any way limiting COLT’s termination rights, as provided herein, failure of Lessee to commence bona fide coal production and continuous mining operations within ten (10) years after the effective date of this Lease shall create the presumption that Lessee has failed to comply with the provisions of this section, unless such failure to commence mining operations is caused by Lessee’s inability, after diligent and aggressive efforts, to obtain the necessary permits relating to the start-up of mining activities from state and/or federal regulatory agencies. In the event that Lessee fails to commence bona fide coal production and continuous mining operations within ten (10) years other than for reasons set forth in the preceding sentence after the effective date of this Lease, COLT shall have the option to terminate this Lease and all payments made by Lessee to COLT shall be forfeited by Lessee and in addition, Lessee shall deliver all project permits, engineering plans, marketing plans and studies to COLT (“Project Documents”) to become the property of COLT. In the event that COLT exercises this right of termination, it shall be COLT’s sole remedy at law or in equity against Lessee, and Lessee, having forfeited all payments made to COLT and having delivered all Project Documents to COLT, shall be forever discharged from any and all obligations, claims, or causes of action of any nature whatsoever arising out of this Lease or activities related thereto.

17. SUBMITTAL OF MINING PROJECTIONS

17.1 Lessee shall furnish COLT with a map or maps showing the area(s) of the Premises on which Lessee intends to conduct coal mining operations. Lessee shall furnish such map or maps of Lessee’s intended mining operations to COLT no less than thirty (30) days prior to the commencement of operations and thereafter on at least an annual basis on the anniversary date of this Lease or at any time during the term hereof that the mining projections are changed, amended, or altered in any way. Said maps of mining projections shall include, but shall not be limited to, such information as:

(1) The seam or seams which Lessee intends to mine;

(2) The area(s) where Lessee intends to stockpile or blend coal mined from the Premises;

(3) The present and future access roads and routes of transportation in the mine; and

(4) The present and future location(s) of any washing or preparation facility(s), sediment ponds, water impoundments, mine gob areas, slurry ponds, and power transmission lines located on the Premises.

17.2 Upon submittal by Lessee, COLT shall have thirty (30) days in which to review said mining projections for the purpose of (i) ascertaining Lessee’s intention to operate according to Best Mining Practice and to coordinate Lessee’s mining projections with other COLT operations or uses of the Premises relating to the rights herein reserved to COLT as described in section 19. During said thirty (30) day period, COLT may question or comment on Lessee’s mining projections, however, if COLT does not respond to Lessee within said thirty (30) day period, then COLT has no objections to said mining projections and plans. Should COLT notify Lessee of questions or comments within said thirty (30) day period, COLT and Lessee shall within the next thirty (30) days attempt to resolve their differences concerning mining projections and plans and how the same may be coordinated with other COLT operations for uses of the Premises, or may be made to comply with Best Mining Practice; or, such negotiations failing, the matter shall be resolved by the Dispute Resolution Provisions of section 34 F. The review of Lessee’s mining projections by COLT and any questions by or comments of COLT with respect to such projections are not intended in any way to constitute COLT’s “approval” of such projections for any purpose and/or to be any attempt or effort by COLT to control Lessee or its operations; to the contrary, such review and any such questions or comments are limited to ascertaining Lessee’s intention to operate according to Best Mining Practice and to coordinate Lessee’s mining projections with other COLT operations or uses of the Premises relating to the rights herein reserved to COLT.

18. MINING PROGRESS MAPS

Lessee shall, not later than the twentieth (20th) day of each January, April, July, and October, respectively, or on a more frequent basis if requested by COLT during the term hereof, furnish COLT with a surveyed map or maps approved by a Registered Professional Engineer or Surveyor showing Lessee’s mining progress during the preceding three (3) month period. The maps shall include, but shall not be limited to, a legend containing Lessee’s name and address, numeric and bar scale, north arrow, location (i.e. section- township-range, county, state), contractor name and address, mine name, mining permit number, surveyor’s name and place of business, date of map, and time period of map. The map shall also indicate sufficient coal thickness measurements to determine the actual amount of Coal mined by Lessee, the area extent of mining, township and range lines with section numbers, state plane coordinate line (if available) and the calculations of the number of tons removed from each seam by quarter-quarter section. The maps shall be color coded so as to discern production from separate seams and individual production months. The map to be furnished by the twentieth (20th) day of January must be reproducible or in an electronic format such as .tif or .pdf. In all cases, the maps and the information supplied by Lessee thereon shall be to the reasonable satisfaction of COLT.

19. RESERVATIONS

(a) COLT hereby reserves to itself, its successors and assigns, the right, at all times during the term of this Lease, to explore for, drill test, mine, and remove from the Premises all oil, gas, casing head gas, hydrocarbons, coal seam gas, petrochemicals, rocks, minerals, mineral substances, non-mineral substances, and any other substance(s) now known or hereinafter discovered, other than the Coal which Lessee is granted the right to mine and remove from the Premises under this Lease. The Parties agree, however, that the Coal must be treated as the dominant estate and that definitive mining projections and plans must be capable of being made at least ten years in advance of actual mining. It is understood and irrevocably agreed that the intent of this section is that COLT reserves unto itself, its successors and assigns, all substances presently known or those substances which may come to be known or identified in the future, including without limitation those substances recited above, together with the right to explore for, mine, and remove said reserved substances other than the Coal and those specific rights to mine and remove the same which may occur in, on, or under the Premises described in this Lease. It is recognized by the Parties that the rights herein reserved to COLT may possibly conflict with the rights granted to Lessee hereunder. In the event of such conflict or potential conflict, the Parties shall negotiate in good faith and attempt to resolve the issue to their mutual satisfaction; or, if such negotiations are not successfully concluded within thirty (30) days following commencement of negotiations (or from the date negotiations were requested by a Party, if the other Party failed to respond), the matter shall be resolved by the Dispute Resolution Provisions of section 34 F.

(b) Future leases, easements, contracts or licenses granted by COLT, its successors and assigns, to explore for, drill test, mine, and remove from the Premises all oil, gas, casing head gas, hydrocarbons, coal seam gas, petrochemicals, rocks, minerals, mineral substances, non-mineral substances, and any other substance(s) now known or hereinafter discovered will acknowledge the dominance of the coal estate granted hereunder and require coordination with Lessee such that Lessee can operate under definitive mining projections and plans capable of being made at least ten years in advance of actual mining. COLT and its successors and assigns agree to cause all wells which will be plugged in the normal course of operations under future leases, easements, contracts or licenses granted by COLT to be plugged, and certified as plugged, according to MSHA and state standards for mining through wells.

(c) Future leases, easements, contracts or licenses granted by COLT and its successors and assigns allowing use of the Premises for any purpose will contain indemnification provisions substantially similar to the provisions of section 20 and similarly protective of Lessee as a Protected Party and insurance provisions substantially similar to the provisions of section 21.

20. LESSEE’S LIABILITY AND INDEMNIFICATION FOR INJURIES

20.1 Lessee is an independent contractor under this Lease, and COLT in no way shall be liable for any injury or damage, or claims of injury or damage, whatsoever, to persons or property including but not limited to damage from subsidence which may result from Lessee’s exercise of the rights granted Lessee hereunder or from the activities and/or operations of Lessee or its Affiliates or contractors on the Premises under this Lease and/or from the lack of safety (latent or patent) of the Premises. Lessee assumes all risk of personal injury, death, and/or property damage from any cause whatsoever except for the on-site activities of COLT which are grossly negligent. Lessee irrevocably agrees that it shall indemnify, protect, hold harmless, save, and defend COLT and its successors, assigns, directors, officers, managers, partners, owners, employees, Affiliates and agents (each a “Protected Party”) from and against any and all suits, actions, legal proceedings, claims, demands, court costs, litigation expenses, attorneys fees, consultants fees, judgments, awards, and other costs or expenses whatsoever, in any manner caused by, arising from, incident to, related to, connected with, or growing out of the activities and/or operations of Lessee or its Affiliates or contractors hereunder, or the use or occupation of the Premises by Lessee or its principals, employees, managers, owners, contractors, agents or assigns. Lessee’s obligations under this section shall survive the termination or expiration of this Lease until the later of (x) four years after termination or expiration or (y) when the last claim under this section is resolved.

20.2 Without limiting anything in this section, in the event and to the extent a claim is made by an employee of Lessee against a Protected Party hereunder, Lessee and its successors and assigns will indemnify the Protected Party to the same extent as if the claim were made by a non-employee of Lessee, notwithstanding any statute or judicial decision otherwise disallowing such indemnification. It is the intent of this Lease that, as a part of the consideration of Lessee to COLT under this Lease, and regardless of any defense Lessee might have, Lessee and its successors and assigns shall indemnify the Protected Party against all claims of any nature whatsoever.

21. INSURANCE

21.1 Lessee agrees that before it or any of its contractors (and/or their employees, principals, contractors, or agents) enter upon or visit the Premises, it will obtain and maintain in full force and effect (or will cause its contractors to do so) Commercial General Liability insurance under an occurrence policy from an insurance company or companies satisfactory to COLT, and possessing an A.M. Best Company rating of A-, Class VII or better, for bodily injury, including death, and property damage in a minimum amount of Two Million Dollars ($2,000,000.00) per occurrence and Ten Million Dollars ($10,000,000.00) in the aggregate. COLT shall have the right to require Lessee to increase said minimum amounts from time to time during the Primary Term or any Extended Term of this Lease to such amounts as are commercially reasonable for leases of the kind and character of this Lease. Lessee agrees to procure and maintain insurance policies in accordance with the terms and provisions outlined or set forth in Attachment “B” attached hereto and incorporated herein, including without limitation, adding COLT as an Additional Insured; obtaining waiver of subrogation; agreeing to give COLT thirty (30) days’ prior written notice upon policy cancellation or change; and providing contractor/subcontractor coverage (if applicable). Lessee further agrees to immediately provide a copy of Attachment “B” to its insurance company and/or insurance agent.

21.2 Lessee’s obligations under this section 21 shall survive the termination or expiration of this Lease until the later of (x) for four years after termination or expiration or (y) when the last insurance claim pending under this section 21 is resolved.

21.3 If Lessee desires to self-insure, it shall present its program of self-insurance to COLT, fully describing the program, its administration, and the amounts of excess and/or umbrella coverage to be maintained in force during any periods of self-insurance. Lessee may not self-insure unless COLT specifically approves, which approval shall not be unreasonably withheld.

21.4 The requirement of insurance in this section 21 does not in any way release Lessee of its further responsibility and liability of indemnification of COLT under this Lease.

22. AUDIT

In order to determine the accuracy or correctness of Lessee’s mining, reporting, and sales procedures or of any financial and accounting report required of Lessee for Coal mined or removed from the Premises under this Lease, Lessee shall keep adequate financial and accounting books, records, and reports concerning any and all Coal mined, removed, blended, processed, transported, and sold hereunder, and COLT, through its employees, representatives, agents and assigns, shall have the right to review, copy and audit, at all reasonable times, said books, records, and reports of Lessee, its agents, contractors, and assigns. All of said books, records, and reports of Lessee, its agents, contractors, and assigns, shall be kept for a period of ten (10) years and shall remain open and available for inspection for not less than three (3) years following the date of expiration or termination of this Lease.

23. FORCE MAJEURE

Should the Lessee be unable to mine Coal from the Premises during a period of fourteen (14) or more consecutive calendar days during the term hereof, as a result of a Force Majeure, the Minimum Royalty payment for the subsequent period in which Minimum Royalty is due COLT hereunder shall be adjusted and prorated to waive the Minimum Royalty for such days in which Lessee was unable to mine coal. The term “Force Majeure”, as used herein, shall mean a nationwide strike in the coal industry or strike that is called by the international headquarters of the Union representing the strikers (but not strikes or labor disturbances otherwise of a local nature arising out of a grievance), acts of God, acts of a public enemy, wars, or insurrections, earthquakes, floods, loss of utilities, and other causes beyond the reasonable control of Lessee. In order for Lessee to be eligible for the relief granted by this section, Lessee must and shall immediately notify COLT, in writing, of any condition qualifying as Force Majeure hereunder. For the purposes of this Lease, and notwithstanding anything herein elsewhere provided to the contrary, Lessee irrevocably agrees that no Force Majeure condition shall exist under this Lease until COLT shall have, received Lessee’s written notice of a condition qualifying as a Force Majeure hereunder. Lessee shall notify COLT, in writing, upon cessation of any such condition qualifying as a Force Majeure hereunder. Failure to notify COLT of the cessation of such condition shall constitute a default of Lessee under this Lease. It is specifically understood and agreed by Lessee that Lessee’s inability to sell coal mined from the Premises under or pursuant to this Lease due to depressed coal market conditions shall not qualify as a Force Majeure conditions hereunder. It also is specifically understood and agreed by Lessee that Lessee’s failure to expend any sum of money shall not qualify as a Force Majeure condition hereunder. A condition of Force Majeure lasting longer than one (1) year may serve to extend the term of this Lease by a period equal to the duration of the Force Majeure; however, it is understood and irrevocably agreed by Lessee that if a single event of Force Majeure continues for more than two (2) years, then Lessee must resume paying the Minimum Royalty or risk default. If after a Force Majeure period of two years, Lessee fails to begin payment of the Minimum Royalty, then upon thirty (30) days’ notice to Lessee, COLT may terminate this Lease.

24. FINANCIAL STATEMENTS

Annually, on or before April 30 if requested by COLT, Lessee shall furnish COLT with copies of its audited financial statement and all exhibits thereto. If Lessee is a part of a consolidated group of entities (and if COLT so requests an audited financial statement), then the audited financial statement of such consolidated group can be furnished to COLT provided such statement contains detailed supplemental information clearly showing Lessee’s financial information and condition.

25. COMPLIANCE WITH APPLICABLE LAWS

The Lessee, as an independent contractor hereunder, in the exercise of any of the rights granted to Lessee by this Lease, irrevocably agrees as follows:

A. Should the discharge, leakage, spillage, or emission of any flammable, explosive, caustic, corrosive, or radioactive substance or Hazardous Material (as defined in section 25 C. below) of a nature occur upon or from the Premises, Lessee, at its sole cost and expense, shall be obligated to clean up and remediate the Premises and any other property affected thereby, to the reasonable satisfaction of COLT and all governmental authorities having jurisdiction. If such leakage, spillage, or emission should occur in reportable quantities during the Lease term, Lessee shall promptly inform COLT of such occurrence, and Lessee shall promptly commence any notification and necessary cleanup action.

B. If the event of a discharge under section 25 A., COLT may make written demand on Lessee for cleanup of the Premises or other affected property, and if Lessee does not undertake to comply with that demand within ten (10) days, then COLT shall have the right to clean up the Premises and such other affected property to COLT’s reasonable satisfaction, and COLT’s costs shall all be chargeable to Lessee, provided that COLT’s exercise or failure to exercise such right shall not be a waiver of any other rights it might have under this Lease or at law.

C. As used in this Lease, the term “Hazardous Material” shall mean any substance or material (including without limitation “liquid sewage sludge”) which has been determined to be capable of posing a risk of injury or damage to health, person, safety, or property under any applicable federal, state, and local laws, codes, ordinances, rules, decrees, order, judgments, implementing regulations, and applicable regulatory permits relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act of 1986, and all other laws and regulations relating to hazardous and toxic substances, emissions, releases, and discharges of pollutants, wastes, and other substances into ambient air, surface water, ground water, or land, whether such requirements exist on the date hereof or are adopted in the future.

D. In addition, Lessee shall comply with all applicable rules, regulations, orders, judgments, decrees, ordinances, permits, licenses, laws, codes, legislation, or statutes of all local, municipal, county, state, and federal authorities including but not limited to:

(1) the Surface Mining Control and Reclamation Act of 1977;

(2) the Federal Toxic Substances Control Act of 1976;

(3) the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986;

(4) the Federal Water Pollution Control Act;

(5) the Federal Clean Air Act;

(6) the Federal Resource Conservation and Recovery Act of 1976; and

(7) the Hazardous Materials Transportation Act; all as the above may have been and may hereafter be amended, (all herein “Environmental Laws”) applicable to the existence, seepage, leakage, spillage, emission, release, or discharge of any Hazardous Material as defined above or any other toxic, polluting, or contaminating substance, condition, or material on, under or in the Premises, and Lessee shall hold COLT harmless from and defend and indemnify COLT against any claim, order, decree, judgment, action, suit, cost, fine, fee, penalty, or any other expense or liability arising from the violation of Environmental Laws and the failure to remediate a condition described above by Lessee, its assigns, agents, employees, or contractors.

E. Lessee shall notify COLT of the receipt of any notice, order, or citation alleging the violation of any Environmental Law, and shall provide COLT with copies of any citations, permits, or licenses issued by governmental authorities required by any Environmental Law, copies of all materials filed by Lessee with governmental authorities relating to Hazardous Materials, copies of any environmental reports or assessments relating to the Premises, and any other material or document relating to the presence of Hazardous Materials on the Premises.

F. Lessee’s obligations under this section 25 shall survive the termination or expiration of this Lease until the later of (x) for four years after termination or expiration or (y) when the last environmental claim pending under this section 27 is resolved.

26. POLLUTION PREVENTION AND ENVIRONMENTAL INDEMNIFICATION

26.1 Except for the materials listed in Exhibit “D” which are necessary for Lessee’s business operations, Lessee, in order to prevent the pollution, contamination, waste, or other damage to the Premises, its improvements, its fixtures, and its personal property, and to adjacent properties and to non-adjacent properties, is prohibited at all times from storing, treating, discharging, disposing, transporting, generating, emitting, handling, or otherwise having on the Premises any chemicals, raw materials, products, or byproducts. During the Lease term the materials listed in Exhibit “D” will be updated by Lessee and approved by COLT in writing prior to the use of any other materials on the Premises. Lessee is also prohibited from storing, treating, discharging, disposing, transporting, generating, emitting, handling, or otherwise having on the Premises any waste or the like in any form (including gases, liquids, semi-solids, and solids), that cause or tend to cause pollution, contamination or nuisances of any kind, or that pose a threat to human health and the environment, if introduced into the environment by any means. Lessee is specifically precluded, without limiting the foregoing, from having on the Premises “hazardous waste”, as defined under the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. §§6901 et seq., as amended; “hazardous substances” as defined under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. §§9601 et seq., as amended; “pollutants and contaminants”, as defined under CERCLA; “extremely hazardous substances, hazardous chemicals, and toxic chemicals”, as defined under the Emergency Planning and Community Right-to-know Act, 42 U.S.C. §11001, et seq., as amended; “toxic substances”, as defined under the Toxic Substances Control Act, as amended; and “regulated substances”, as defined under RCRA, 40 C.F.R. §280.12, as amended. Lessee is also prohibited from allowing others to have any of the preceding materials on the Premises. In addition to the indemnification of COLT set forth in section 26.2 below, Lessee shall be liable to COLT for any damages to the Premises or to any persons or other property, real or personal, resulting from a breach or violation of this section. Nothing in this section is intended to limit any rights or causes of action COLT may have elsewhere within this Lease or in general.

26.2 Lessee agrees to defend and indemnify the Protected Parties against and to hold the Protected Parties harmless from all claims, actions, proceedings, judgments, awards, liability, cost, or expense (including attorneys fees, consultants fees, and other legal costs), for death, injury, loss, or damage to any person or property, brought by any person, firm, corporation, or governmental entity, resulting from any cause whatsoever including, but not limited to those resulting or arising from or in connection with the active or passive effects or existence of petroleum products or any physical substance of any nature or character, on, under or in the land, water, air, structures, fixtures, or personal property comprising the Premises, from and after the date hereof, whether resulting from Lessee’s use of the Premises or otherwise. In addition to claims supported by other theories of liability, the foregoing indemnification applies to claims for injuries, damages, penalties, cleanup, and restoration costs resulting from contamination of any property, its surface, subsurface, groundwater, soil, or air, arising from environmental laws, regulations, or common law of the United States or state or local authorities, including provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. Section 9601, et seq., as amended, and the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901, et seq., as amended.

26.3 Lessee’s obligations under this section 26 shall survive the termination or expiration of this Lease until the later of (x) for four years after termination or expiration or (y) when the last environmental claim pending under this section 26 is resolved.

27. MINING LICENSES AND PERMITS

27.1 Lessee shall comply with all past, present, and future laws, ordinances, rules, and regulations enacted by any federal, state, county, or municipal governmental agency(ies) having jurisdiction or control over mining, reclamation, storm water discharge, wetlands, and/or environmental pollution or any other aspect or facet of this Lease and shall, at its sole efforts and expense, procure all necessary licenses and permits pertaining to its operations on the Premises, including but not limited to all mining licenses and mining permits required by any municipal, county, state, or federal governmental agency(ies). Lessee shall, upon execution hereof, or as soon thereafter as is possible, furnish COLT with copies of the following information:

(1) Lessee’s or Lessee’s contractors’ or assigns’ current and valid mining license(s); and

(2) Lessee’s or Lessee’s contractors’ or assigns’ approved mining permit(s); and

(3) Lessee’s or Lessee’s contractors’ or assigns’ reclamation bond(s).

27.2 If, at any time during the term of this Lease, any of Lessee’s or Lessee’s contractors’ or assigns’ mining licenses, mining permits, or reclamation bonds should be changed, amended, or altered in any way, Lessee shall furnish COLT with copies of the same specifically depicting such changes, alterations, or amendments. Lessee or Lessee’s contractors or assigns shall not, for any reason whatsoever, obtain or seek to obtain any waivers from the original mining or reclamation plans and permits without first notifying COLT in writing and obtaining written permission from COLT, such permission not to be unreasonably withheld.

27.3 If, at any time during the term of this Lease, any of Lessee’s or Lessee’s contractors’ or assigns’ mining licenses, mining permits, or reclamation bonds should be finally and irrevocably canceled, revoked, suspended, terminated, liquidated, or in any other manner rendered inoperative, null or void, for any reason whatsoever, by the appropriate federal or state agency, which act would operate to defeat Lessee’s and Lessee’s contractors’ or assigns’ rights and ability to mine Coal on the Premises, as is the intent of this Lease, COLT may terminate this Lease upon thirty (30) days written notice to Lessee; however, Lessee shall have the right to challenge any such cancellation and the right of COLT to terminate this Lease shall only arise after Lessee’s exhaustion of all its processes of appeal.

27.4 If for any reason this Lease is terminated or cancelled, Lessee agrees to cooperate in the timely to transfer any and all permits required for mining to COLT or to its designated assignee upon COLT’s request for said transfer. Lessee hereby gives COLT a power of attorney to effectuate any such transfer. Upon transfer, COLT or its designated assignee shall assume all future obligations under the mining permits. If COLT does not request a transfer of permits, all reclamation shall be performed by Lessee according to the requirements of any and all government agencies.

28. WORKERS’ COMPENSATION

Lessee irrevocably agrees that in its exercise of any of the rights granted to Lessee herein and in all of its operations hereunder, Lessee is and shall be an independent contractor and shall be exclusively liable for the payment of all sums of money and benefits due to all persons legally entitled thereto who are properly engaged in Lessee’s or Lessee’s agents’ and assigns’ operations, including any amounts due its employees under the Illinois Workers’ Compensation Act, or any other law including without limitation any state or federal law pertaining to black lung or pneumoconiosis or any such law providing benefits to employees for black lung or pneumoconiosis, and Lessee shall indemnify, protect, defend, and save COLT harmless against Lessee’s or Lessee’s agents’ or assigns’ failure to pay any and all payments due to and claims for payments made by persons engaged or employed by Lessee or Lessee’s contractors, agents and assigns in any work conducted hereunder. Lessee shall from time to time at COLT’s request, furnish to COLT evidence of its compliance with the provisions of this section.

29. PAYMENT OF LEVIES AND TAXES

Lessee, in the exercise of any of the rights granted to Lessee under this Lease, specifically and irrevocably agrees:

A. To pay all contributions, levies, taxes, or other sums, by whatever name called, for which COLT might otherwise become liable with reference to all wages, benefits, or other sums paid employees of the Lessee, its agents, contractors, and assigns, whose labor enters into the mining, transportation, production, treatment, shipment, or sale of any coal or other materials of any kind whatsoever, produced under this Lease or reclamation of mining on the Premises in all cases where such contributions, levies, taxes, or other sums are or shall be required to be paid under any federal, state, county, or municipal unemployment act or Social Security Act, by whatever name called, and to indemnify, protect, save, defend, and hold COLT harmless against Lessee’s or Lessee’s agents’, contractors’, or assigns’ failure to comply therewith and also against any federal, state, county, municipal, or personal claims whatsoever fixed or levied with reference to the wages of employees of Lessee, its agents, contractors, or assigns; and

B. That COLT shall, in accordance with law, assess and pay taxes on the interests owned and/or leased by COLT in the Premises, including mined or unmined coal therein contained. However, Lessee shall reimburse COLT for any and all property taxes and/or unmined coal taxes on the Premises. Lessee shall pay its reimbursement to COLT within thirty (30) days after receipt of an invoice from COLT. Taxes shall be prorated by COLT to Lessee for any period less than the full current tax year; and

C. That Lessee shall, in accordance with law, pay taxes on all machinery, structures, equipment, improvements, and other property of Lessee now or hereafter located or placed by Lessee in its mines or on the Premise. Lessee shall also pay any so-called severance, tonnage, license, privilege, or occupational taxes on coal which Lessee has the right to mine or in fact mines from the Premises and shall indemnify, protect, save, defend, and hold COLT harmless from and against any liability or claims of liability, or damages or claims of damages arising from or related to Lessee’s failure to pay such taxes. Lessee shall have the right in good faith to contest or review, at its sole efforts and expense, in such manner as it deems suitable, and in COLT’s name if desirable, any tax, charge, levy, or assessment whether general, special, ordinary, or extra-ordinary, layed, levied, assessed, or imposed upon Lessee.

30. CHALLENGE OF TITLE

It is understood and irrevocably agreed by Lessee that COLT does not warrant the title to the Premises or to any Coal which may exist thereon. In the event that any claim(s) be made or litigation instituted by any third party as to the title or ownership of COLT in or to any portion or interest of the Premises and/or to any Coal, COLT shall have the right, but not the obligation, to defend the same. Should COLT choose not to defend COLT’s title, Lessee shall have the right, at its option and its sole expense, to defend COLT’s title. Upon determination by a court of competent jurisdiction in a proceeding to which COLT is a party that COLT’s title to any part or interest in the Premises and/or any Coal is defective to such extent as to defeat Lessee’s right or ability to mine Coal under this Lease, notice by COLT to Lessee of such determination shall operate to eliminate from this Lease any and all Coal ownership acreage of the Premises so determined to be defective. In such case, COLT’s sole liability and responsibility to Lessee shall be to refund to Lessee any royalties paid to COLT by Lessee for Coal mined from said defective acreage, and in no event shall COLT be liable to Lessee for any direct or consequential damages sustained or assessed against Lessee as a result of the mining of the Coal in any land as to which COLT’s title fails. It is specifically understood and irrevocably agreed by Lessee that Lessee, its agents, contractors and assigns, have satisfied themselves as to the competency and sufficiency of COLT’s title to the Premises and the Coal and the interests contained therein prior to entering into this Lease.

31. RIGHT OF ACCESS

COLT, through its employees, representatives, agents, and assigns, shall have, at all reasonable times during the term of this Lease and without limitation, the free, unrestricted and unobstructed access to the Premises at COLT’s sole risk.

32. ZONING

This Lease and Lessee’s rights hereunder are subject to all applicable zoning and subdivision laws, rules, regulations, and ordinances, including any and all blasting covenants and restrictions related thereto, and the burden and cost(s) of compliance therewith shall be solely upon Lessee. Under no circumstances whatsoever, shall Lessee or its agents, contractors, employees, or assigns seek to change any zoning and/or subdivision regulations or classifications concerning the Premises described herein without the express prior written approval of COLT. Lessee shall protect, defend, indemnify, save, and hold COLT harmless against any consequence arising from Lessee’s (or Lessee’s contractors or assigns) failure to comply with any and all applicable zoning and/or subdivision regulations, including but not limited to any and all blasting covenants and restrictions related thereto.

33. CONDEMNATION OF PREMISES

If the Premises in whole or in part, or any portion thereof or interest therein, shall be acquired or condemned by any action of eminent domain or sold in lieu thereof by or for any public or quasi-public use or purpose, which action shall serve to defeat COLT’s or Lessee’s rights or ability to mine Coal from the Premises, then COLT shall give notice of any such action to Lessee in writing. Such notice by COLT to Lessee of such action or determination shall operate to eliminate from this Lease any and all acreage of the Premises so determined by such action or determination. In any such case, Lessee irrevocably agrees that COLT shall have no responsibility or liability, either directly or indirectly, to Lessee to refund, reimburse, or compensate Lessee for any direct, indirect, incidental, or consequential damage(s) or claims of such damage(s), by Lessee or others for such action or determination. If the Premises in its entirety shall be acquired or condemned by any aforesaid action or determination, then this Lease, and all of the rights granted to Lessee herein, shall cease and terminate as of the date of title vesting in any such action, determination, or proceeding, and all Actual Production Royalties due COLT by Lessee for coal mined and sold prior to such termination shall be paid up to said date, but any unearned Advance Minimum Royalties or Minimum Royalties paid shall be refunded to Lessee prorated on an acreage basis but only if the amount of condemned acreage is greater than ten percent (10%) of the total Premises. Lessee shall have no claim against COLT for any value of any unexpired term of this Lease other than the refund of the unearned portion of Advance Minimum or Minimum Royalties paid. Lessee shall have the right, at its sole efforts and expense, to contest such eminent domain action or determination and to make claim against the condemning authority (but not COLT) for damages incurred by Lessee as a result of such action.

34. TERMINATION

A. Termination by COLT

1. Default in Payment. If Lessee shall make any default in payment of any royalty (Actual Production, Minimum, Wheelage, or otherwise) or in payment of any other sum due to COLT under this Lease, or should Lessee fail to comply with the insurance provisions of this Lease, and such default shall continue for a period of ten business(10) days after the receipt of written notice thereof given by COLT to Lessee, then COLT shall have the right at any time after said ten business(10) days to terminate this Lease, and all rights of Lessee hereunder shall thereupon terminate; providing, however, in the event of a bona fide dispute as to the amount of royalty or other sum due, the disputed amounts may be made available in escrow pending resolution of the dispute with a mutually acceptable escrow agent, and this Lease will not be considered in default for non-payment of royalty.

2. Other Default by Lessee. Any failure by Lessee to observe or perform any of the other material terms, conditions, obligations or provisions of this Lease shall constitute a default under this Lease. In the event of any such default, COLT shall give Lessee notice of such default. Lessee shall have thirty (30) days from the receipt of such notice to demonstrate that it has cured the default, except for any default not susceptible of being cured within such 30-day period, in which event the time permitted to cure such default shall be extended so long as shall be reasonably necessary to cure the same, provided that Lessee commences promptly and proceeds diligently to correct such default. In the event of any failure to so cure, and as often as the same may occur, COLT shall have the rights, at its sole option, and in addition to any other remedy available to it hereunder, at law or in equity, to immediately terminate this Lease by providing Lessee written notice thereof, whereupon this Lease and the leasehold created hereby shall immediately cease and terminate and be of no further force or effect.

3. Additional Events of Default. If Lessee shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets; or (2) be unable, or admit in writing, its inability to pay its debts as they mature; or (3) make a general assignment for the benefit of creditors; or (4) be adjudicated a bankrupt or insolvent or dissolved; or (5) file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or State law, now or hereinafter in effect; or (6) file an answer admitting the material allegations or consent to or default in answering a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken for the purpose of effecting any of the foregoing; or if an order, judgment or decree shall be entered, without the application, approval or consent of Lessee, by a court of competent jurisdiction, approving a petition seeking reorganization of Lessee or appointing a receiver, trustee or liquidator of Lessee of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of thirty (30) consecutive days; then COLT shall have the right to terminate this Lease at any time thereafter by giving Lessee written notice of such termination, and upon the giving of such notice, this Lease and the rights herein granted to Lessee shall terminate.

B. Additional Remedies of COLT. The remedies under this Lease shall be cumulative, rather than exclusive, and COLT shall have upon the occurrence of any event of default under sub-sections 1, 2 or 3 of section A of this section, the right to exercise, in addition to any and all rights available under Illinois statutory law or common law, the option to terminate this Lease, re-enter and take possession of the Premises without initiation of legal process, and thereafter re-let the same, or any part thereof, for the balance of the term hereof, or any part thereof, upon such condition as COLT may deem proper. Neither re-entry nor re-letting shall discharge Lessee from the payment of royalties due at the time of termination or re-entry, or from any unsatisfied obligation of the Lessee under this Lease.

C. Failure to Exercise Remedies. No termination or re-entry hereunder by COLT shall bar the recovery of accrued royalties or damages for the breach of any of the terms, conditions or covenants on the part of Lessee herein contained. The receipt of royalties after breach of covenant or after condition broken shall not be deemed a waiver by COLT of its right to recover damages, nor shall failure of COLT to recognize an act on any default by Lessee hereunder constitute a waiver of its rights later to act hereon or on any other default by Lessee hereunder.

D. Re-entry. Lessee shall have the right after termination of this Lease for any reason, to re-enter upon the Premises for the purpose of reclaiming areas disturbed by Lessee’s mining operations and otherwise complying with requirement of any federal, state or local law, rule, regulation or ordinance.

E. Termination by Lessee. Should Lessee complete the mining of all Economically Mineable and Merchantable Coal required hereby to be mined by Lessee, and if Lessee is not in default of any of the covenants, terms, and conditions of this Lease, thereafter Lessee shall have the right to terminate this Lease upon thirty (30) days’ written notice to COLT. Should the Parties not agree that all Economically Mineable and Merchantable Coal has been mined according to Best Mining Practice, the Parties shall resolve the matter by the Dispute Resolution Provisions of section 34 F.

F. Dispute Resolution and Choice of Forum. If the Parties are unable to resolve through negotiations any matter under this Lease which is to be submitted for resolution to the Dispute Resolution Procedures of this section within the time limits imposed by the relevant section, then the Parties hereby consent to the jurisdiction and venue of (XXXXX) for the resolution of the matter in dispute including any action, proceeding, or counterclaim by one Party against the other on any matter whatsoever arising out of or in any way connected with this Lease or the Parties’ performance hereunder, or any claim for damages resulting from any act or omission of the Parties.

35. REMOVAL OF EQUIPMENT

35.1 In the event of expiration or termination of this Lease, for any reason whatsoever, and upon condition that:

(1) All sums of money due COLT by Lessee under this Lease shall have been paid to and acknowledged by COLT; and

(2) All of Lessee’s covenants and obligations to COLT under this Lease have been fully kept and performed to the reasonable satisfaction of COLT;

then Lessee shall have the right to remove from the Premises described herein, within one (1) year after said expiration or termination, all of Lessee’s structures, equipment, machinery, improvements, and other property of Lessee which Lessee may have placed upon the Premises during the term of this Lease.

35.2 If Lessee does not remove said structures, equipment, machinery, improvements, and other property of Lessee from the Premises, as provided above, Lessee irrevocably agrees that COLT, at its sole option, shall be deemed the sole owner of said property remaining on the Premises, and COLT shall have the additional right, at its sole option, to remove the property at Lessee’s expense or to sell such of Lessee’s property remaining on the Premises as is necessary to defray the cost(s) of removal of all or any part of the remaining aforementioned property.

36. INTEREST

In the event of failure of Lessee to pay any royalty (Actual Production, Minimum, Wheelage or otherwise) or to pay any other sum of money due COLT under this Lease, when due and without demand by COLT, and in addition to all other rights of COLT hereunder, COLT shall have the right, without further notice to Lessee, to assess interest on all such past due royalties (Actual Production, Minimum, Wheelage or otherwise) and other sums at the rate of one and one-half percent (1 1/2%) per month of the unpaid delinquent balance from the date of delinquency until paid. Assessment of interest by COLT shall in no way be deemed or construed, by Lessee or others, to be a waiver of Lessee’s obligation to promptly pay all royalties (Actual Production, Minimum, Wheelage or otherwise) and other sums due COLT, when due and without demand, or to be a waiver or bar to the subsequent exercise or enforcement by COLT of any other provisions of this Lease or any other right of COLT hereunder.

37. RESTRICTION ON ASSIGNMENT OR TRANSFER

37.1 General Restrictions on Assignment or Transfer. Except as herein expressly provided, Lessee shall not directly or indirectly mortgage, assign, convey, sell, lease, sublet, alienate or transfer (collectively “Transfer” or “Transferred”) this Lease or any part thereof, the Premises or any part thereof, and/or any of its estate therein or rights thereunder, to any person, corporation, limited liability company, association, trust, venture or other entity of any type or kind whatsoever, without the consent in writing of COLT first had and obtained, and the benefit of this Lease and/or the rights or estate created thereby, or any part thereof, shall not pass by operation of law without such prior written consent, which such consent shall not be unreasonably withheld. However, it is provided and agreed that Lessee shall have the right to contract with qualified and responsible third parties for the mining and removal of the Coal, but in such event and without qualification or condition, Lessee shall remain fully responsible and liable for full compliance with all the terms, conditions, obligations and duties of Lessee or applicable to Lessee of and under this Lease.

37.2 Additional Restrictions on Transfer. Lessee shall not permit this Lease or any part thereof, the Premises or any part thereof, and/or any of its estate therein or rights thereunder, to be Transferred under any execution or other legal proceeding or process whatsoever. The Transfer of this Lease or any part thereof, the Premises or any part thereof, and/or any of its estate therein or rights thereunder, under judicial process or under judgment or decree or adjudication of Lessee as a bankrupt, or the discharge of Lessee by any court as an insolvent debtor, without the written consent of COLT, shall be considered and held as an absolute forfeiture of this Lease, and thereupon all the rights of Lessee hereunder shall at once cease and terminate (notwithstanding any other provision of this Lease to the contrary), and COLT, in addition to all its other rights and remedies, may at its option, at once resume possession of the Premises, either by legal process or by summary proceedings without legal process.

37.3 Benefits. Except to the extent that Transfer is otherwise prohibited hereby, this Lease shall inure to and be binding upon the respective successors and assigns of the Parties.

37.4 Termination. Should there be a Transfer or other event in contravention of this Section, then in each of the aforesaid cases, COLT shall have the right to irrevocably terminate this Lease, and all rights granted to Lessee herein, by giving Lessee ten (10) days’ written notice of its intention to do so, and at the expiration of said ten (10) days, after mailing such written notice, this Lease and all of the rights granted to Lessee herein, shall be deemed terminated, null, and void.

38. OWNERSHIP OF THE PREMISES

Any and all of COLT’s interests in the Premises and to all of the animal, vegetable, mineral, and non-mineral substances, and any other substances of value, contained or located therein or thereon, are solely the property and possessions of COLT, and the rights and privileges granted to Lessee under this Lease are solely by virtue of lease, and neither the rights granted to Lessee by this Lease, nor any interest(s) of COLT in the Premises, whatever they may be, in whole or in part, or any portion of the afore-described, is considered to be, and in no way shall be construed by Lessee or others to be, a possession, asset, or chattel of

Lessee or its principals, employees, agents, contractors, or assigns which can be sold, transferred, mortgaged, pledged, collateralized, passed, assigned, subleased, or given out in any manner whatsoever, including proceedings of a bankruptcy, without the express prior written consent of COLT.

39. WAIVER OR BAR

Neither failure or failures to exercise any right of COLT under this Lease nor any delay or delays in exercising any such right, nor any delay in giving nor any failure to give any notice to Lessee hereunder shall be deemed by Lessee or others to be a waiver of any right of COLT hereunder or any bar to the subsequent exercise or enforcement by COLT of any of the provisions of this Lease or any right of COLT hereunder. Furthermore, no waiver or forgiving by COLT, for any reason whatsoever, of any default of Lessee under this Lease shall be construed, by Lessee or others, to operate as a waiver of any other default of Lessee under this Lease or the same default of Lessee on a future occasion.

40. ENTIRE AGREEMENT

This Lease constitutes the entire agreement between the Parties and supersedes, voids, and nullifies any and all other written or oral understandings or agreements between the Parties concerning the subject matter hereof. No modification, alteration, or amendment to this Lease shall be valid unless made in writing and duly executed by the Parties.

41. CONFIDENTIALITY

This Lease, and the terms, conditions, provisions, and covenants hereof are personal and confidential between COLT and Lessee, and their respective Affiliates, successors, and assigns. It is therefore understood and irrevocably agreed by Lessee that none of the aforesaid terms, conditions, provisions, and covenants shall be divulged, given out, or made public in any manner whatsoever, except by an act or order of a court of law, to any person(s), company(ies), corporation(s), or organization(s) whatsoever without first obtaining the express prior written consent of COLT, which consent may be withheld for any reason whatsoever, and whose decision in such matter shall be final and binding upon Lessee.

42. RECORDING

This Lease, and the terms, conditions, provisions, and covenants hereof, are personal and confidential between COLT and Lessee, and their respective Affiliates, successors, and assigns. It is therefore understood and irrevocably agreed by Lessee that if Lessee desires to record this Lease with any proper authority or court of any county in which the Premises described herein are a part, Lessee will notify COLT, in writing, of such desire, and COLT shall within thirty (30) days, provide Lessee with a “Memorandum” of this Lease for recording purposes. The costs and efforts of recording said Memorandum of this Lease shall be solely upon Lessee.

43. NOTICE TO PARTIES

Any notice provided for or permitted herein to be given by either Party to the other Party shall be conclusively deemed to have been given upon deposit thereof in United States Certified mail (return receipt requested), postage prepaid, and addressed as follows:

(1) If by COLT to Lessee:

Williamson Energy, LLC

16959 Liberty School Road

Marion, Illinois 62959

With copy (not constituting notice) to:

Brian A. Glasser

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or to any changed address of which Lessee shall give COLT written notice.

(2) If by Lessee to COLT:

Colt LLC

3801 PGA Blvd., Suite 903

Palm Beach Gardens, FL 33410

With copy (not constituting notice) to:

Brian A. Glasser

Bailey & Glasser, LLP

209 Capitol Street

Charleston, West Virginia 25301

or to any changed address of which COLT shall give Lessee written notice.

44. FIRE AND/OR FLOOD

If a fire or flood, within or coming from the Premises and starting during the time that this Lease is in effect, causes damage to COLT, Lessee shall be solely liable and responsible for such damage and shall pay COLT for such damage unless Lessee can prove that Lessee did not cause such damage.

45. SEVERABILITY

If any provision of this Lease or the application thereof to COLT or Lessee shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby, but rather shall be enforced to the greater extent permitted by law.

46. SECTION HEADINGS

The section headings contained herein are provided and inserted for convenience only and shall not be construed to affect, control, govern, limit, or restrict the meaning, content, construction, interpretation, or applicability of any section herein or provision hereof.

47. DEFINED TERMS

Terms which are defined in this Lease shall, unless expressly limited so as to apply to particular section or sections, be deemed to have the same meaning for the entire Lease, even if defined at a point later in the Lease than first used.

48. ACKNOWLEDGMENT

Lessee expressly acknowledges and irrevocably agrees, by its signature hereon, that Lessee has read and fully understands all of the terms, provisions, covenants, conditions, restrictions and limitations of this Lease and that Lessee has entered into this Lease of its own free will, without enticement, coercion, or duress from COLT, its agents or employees. This Lease and the drafting and preparation thereof shall be considered to the joint effort and product of both Parties, and this Lease shall not be construed or interpreted against any Party as the drafter or preparer thereof.

IN WITNESS WHEREOF, the Parties have caused this Lease to be executed, in duplicate, by their duly authorized officers, persons or representatives as of the day and year first above written.

[Signatures are on the following page.]

COLT LLC

By:	/s/ Donald R. Holcomb

Its:	Authorized Representative

WILLIAMSON ENERGY, LLC

By:	Michael J. Beyer

Its:	Authorized Representative

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA TO-WIT:

The foregoing instrument was acknowledged, subscribed and sworn to before me this 12th day of August, 2010, by Donald R. Holcomb, as the Authorized Representative of Colt LLC, a West Virginia limited liability company, for and on behalf of such company.

My commission expires: 12/13/2010.

/s/ Marc R. Weintraub
NOTARY PUBLIC

[SEAL]

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA TO-WIT:

The foregoing instrument was acknowledged, subscribed and sworn to before me this 12th day of August, 2010, by Michael J. Beyer, as the Authorized Representative of Williamson Energy, LLC, a Delaware limited liability company, for and on behalf of such company.

My commission expires: 12/13/2010.

/s/ Marc R. Weintraub
NOTARY PUBLIC

[SEAL]

Prepared by:

Elizabeth Dow, Esq.

Bailey & Glasser, LLP

1003 Western Avenue

Joliet, Illinois 60435

EXHIBIT “A”

[Chart]

EXHIBIT “B”

[Chart]

EXHIBIT “C”

[Chart]

ATTACHMENT “B”

INSURANCE

Lessee shall procure and maintain, at its own expense, and shall require its Contractor(s), if any, to procure and maintain for the duration of the Lease the insurance coverage meeting or exceeding the requirements set forth below:

1. Minimum Scope of Insurance — Coverage shall be at least as broad as the following:

A. Commercial General Liability Insurance: Shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract). If a 1973 edition ISO form must be used by the insurer, the broad form comprehensive general liability (BFCGL) endorsement shall be included. Additionally, the policy shall not contain a sunset provision, commutation clause or any other provision which would prohibit the reporting of a claim and the subsequent defense and indemnity that would normally be provided by the policy. The policy of insurance shall contain or be endorsed to include the following:

(i)	Premises/Operations;

(ii)	Products/Completed Operations;

(iii)	Contractual;

(iv)	Independent Contractors;

(v)	Broad form property damage;

(vi)	Personal Injury;

(vii)	Cross liability/severability of interest;

(viii)	The policy shall be endorsed using ISO form CG 20 10 11 85 (or a substitute form providing equivalent coverage) so as to include COLT and its Affiliates, including all units, divisions and subsidiaries as Additional Insureds on a Primary and Non-contributory basis. The coverage shall contain no special limitations on the scope of protection afforded to said Additional Insureds.

(ix)	Waiver of subrogation shall be provided to the benefit of all Additional Insureds, as aforesaid.

(x)	No XCU (explosion, collapse, underground) exclusion.

(xi)	For any claims related herein, Lessee and/or its Contractor’s insurance shall be primary and non-contributory respecting the aforesaid Additional Insureds. Any insurance or self-insurance maintained by COLT shall be in excess of Lessee’s and/or Contractor’s insurance and shall not contribute with it.

(xii)	The policy shall not contain any provision, definition, or endorsement which would serve to eliminate third-party action over claims.

(xiii)	Self-funded, or other non-risk transfer insurance mechanisms, are not acceptable to COLT. If Lessee has such a program, full disclosure must be made to COLT prior to any consideration being given.

B. Automobile Liability Insurance: As specified by ISO form number CA 0001, Symbol I (any auto), with an MCS 90 endorsement and a CA 99 48 endorsement attached if hazardous materials or waste are to be transported. This policy shall be endorsed to include COLT and its Affiliates, including all units, divisions and subsidiaries as Additional Insureds, and to include waiver of subrogation to the benefit of all Additional Insureds, as aforesaid.

C. Workers’ Compensation Insurance: As required by the State or Commonwealth in which work is being done, and in accordance with any applicable Federal laws, including Employer’s Liability Insurance and/or Stop Gap Liability coverage as per below limits. Where not otherwise prohibited by law, this policy shall be endorsed to include waiver of subrogation to the benefit of COLT, its Affiliates, including all units, divisions and subsidiaries

D. Employer’s Liability and/or Stop Gap Liability Coverage: Coverages per accident, disease-policy limit, and disease each employee.

E. Environmental Impairment Insurance Covering damage to the environment, both sudden and non-sudden, caused by the emission, disposal, release, seepage, or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquid or gases, waste materials or other irritants, contaminants or pollutants, into or upon land, the atmosphere or any water course or body of water; or the generation of odor, noises, vibrations, light, electricity, radiation, changes in temperature, or any other sensory phenomena. Such insurance shall contain or be endorsed to include:

(i) Property damage, including loss of use, injury to or destruction of property;

(ii) Cleanup costs which shall include operations designed to analyze, monitor, remove, remedy, neutralize, or clean up any released or escaped substance which has caused environmental impairment or could cause environmental impairment if not removed, neutralized or cleaned up.

(iii) Personal injury, which shall include bodily injury, sickness, disease, mental anguish, shock or disability sustained by any person, including death resulting therefrom.

(iv) COLT and its Affiliates, including all units, divisions and subsidiaries as Additional Insureds, on a primary and non-contributory basis.

(v) Waiver of Subrogation in favor of COLT and its Affiliates including all units, divisions and subsidiaries.

If the Environmental Impairment Insurance is on a claims-made form, Lessee and its Contractor(s) shall maintain continuous coverage or exercise on an extended discovery period for a period of no less than five (5) years from the time that the work hereunder has been completed.

2. Minimum Limits of Insurance — Lessee and its Contractor(s) shall maintain limits no less than:

A. Commercial General Liability: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 each occurrence for bodily injury and property damage; $2,000,000 each occurrence and aggregate for products and completed operations; $20,000,000 general aggregate. The limits and coverage requirements may be revised at the option of COLT, except if the Parties agree otherwise.

B. Automobile Liability Insurance: Including Umbrella Liability Insurance, if necessary, limits shall be not less than $2,000,000 per accident for bodily injury and property damage, $5,000,000 if hazardous materials or substances are to be transported.

C. Workers’ Compensation: As required by the State or Commonwealth in which the work will be performed, and as required by any applicable Federal laws.

D. Employer’s Liability and/or Stop Gap Liability Coverage: $1,000,000 per accident, $1,000,000 disease-policy limit, and $1,000,000 disease each employee. (May include Umbrella coverage.)

E. Environmental Impairment Insurance: $5,000,000 combined single limit per loss, except if the parties agree otherwise.

3. Deductibles and Self-Insured Retentions — All insurance coverage carried by Lessee and its Contractor(s) shall extend to and protect COLT and its Affiliates, including all units, divisions and subsidiaries to the full amount of such coverage, and all deductibles and/or self-insured retentions (if any), including those relating to defense costs, are the sole responsibility of Lessee and its Contractor(s).

4. Rating of Insurer — Lessee and its Contractor(s) will only use insurance companies acceptable to COLT and authorized to do business in the state or area in which the work hereunder is to be performed. Insurers must have a minimum rating of a A-, Class VII as evaluated by the most current A.M. Best rating guide. If the insurer has a rating less than an A-, Class VII, Lessee or its Contractor(s) must receive specific written approval from COLT prior to proceeding.

5. Other Insurance Provisions

A. Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either Party, reduced in coverage or in limits except after sixty (60) days prior written notice by United States first class certified mail, return receipt requested, has been given to COLT.

B. These insurance provisions are intended to be a separate and distinct obligation on the part of Lessee. Therefore, these provisions shall be enforceable and Lessee and/or its Contractor(s) shall be bound thereby regardless of whether or not indemnity provisions are determined to be enforceable in the jurisdiction in which the work covered hereunder is performed.

C. The above-described insurance coverage to be provided by Lessee and/or its Contractor(s) hereunder will extend coverage to all work or services performed hereunder.

D. The obligation of Lessee and its Contractor(s) to provide the insurance herein above specified shall not limit in any way the liability or obligations assumed by Lessee and its Contractor(s) hereunder.

E. In the event Lessee and its Contractor(s), or its insurance carrier, defaults on any obligations hereunder, Lessee and its Contractor(s) agree that they will be liable for all reasonable expenses and attorneys’ fees incurred by COLT to enforce the provisions hereunder.

6. Evidence of Coverage

A. Lessee and its Contractor(s) shall furnish COLT with copies of the endorsements affecting the coverage required by this specification. Additionally, prior to the commencement of any work or services on the Premises, Lessee and its Contractor(s) and all subcontractors, if any, shall furnish to COLT satisfactory Certificates of

Insurance evidencing full compliance with the requirements herein. The Certificates of Insurance must show that the required insurance is in force, the amount of the carrier’s liability thereunder, and must further provide that COLT will be given sixty (60) days advance written notice of any cancellation of coverage or deletion of the certificate holder herein as an Additional Insured under the policies.

B. All Certificates of Insurance shall be in form and content acceptable to COLT and shall be submitted to COLT in a timely manner so as to confirm Lessee’s and its Contractor(s)’ full compliance with the stated insurance requirements hereunder.

C. Any failure on the part of COLT to pursue or obtain the Certificates of Insurance required hereunder from Lessee and its Contractor(s) and/or the failure of COLT to point out any non-compliance of such Certificates of Insurance shall not constitute a waiver of any of the insurance requirements hereunder, or relieve Lessee or its Contractor(s) of any of its obligations or liabilities hereunder. Moreover, acceptance by COLT of insurance submitted by Lessee and its Contractors does not relieve or decrease in any manner the liability of Lessee and its Contractor(s) for performance hereunder. Lessee and its Contractor(s) are responsible for any losses, claims, and/or costs of any kind which their insurance does not cover.

7. Subcontractors — Contractor(s) shall be responsible to obtain separate certificates from each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.

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